As filed with the Securities and Exchange Commission on September 8, 2009

Registration No. 333-129097

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

Tri-S Security Corporation

(Exact name of registrant as specified in its charter)

GEORGIA	30-0016962
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Royal Center One

11675 Great Oaks Way, Suite 120

Alpharetta, Georgia 30022

(Address of principal executive offices) (Zip code)

TRI-S SECURITY CORPORATION 2004 STOCK INCENTIVE PLAN

(Full title of the plan)

Mr. Ronald G. Farrell

Chief Executive Officer

Tri-S Security Corporation

Royal Center One

11675 Great Oaks Way, Suite 120

Alpharetta, GA 30022

(678) 808-1540

(Names, addresses of agent for service) (Telephone Number, including area code, of agent for service)

Copy to:

Lori A. Gelchion

Rogers & Hardin LLP

2700 International Tower

229 Peachtree Street, NE

Atlanta, GA 30303

(404) 420-4646

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check One):

Large accelerated filer ☐	Accelerated Filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒

(Do not check if a smaller reporting company)

-

DESREGISTRATION OF SECURITIES

Tri-S Security Corporation (the “Registrant”) is filing this Post-Effective Amendment No. 1 to the registration statement on Form S-8 (File No. 333-129097) (the “Registration Statement”) to deregister certain shares of the Registrant’s common stock, par value $0.001 per share (the “Common Stock”), that were covered by the Registration Statement for issuance under the Tri-S Security Corporation 2004 Stock Incentive Plan (the “Plan”). On October 18, 2005, the Registrant filed with the Securities and Exchange Commission (the “Commission”) the Registration Statement, which registered 500,000 shares of Common Stock to be offered or sold under the Plan.

The Registrant intends to suspend all reporting obligations by filing with the Commission a Form 15. Accordingly, pursuant to the undertaking contained in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold, the Registrant is filing this Post-effective Amendment No. 1 to the Registration Statement to deregister all the shares of Common Stock covered by the Registration Statement which remain unissued as of the date of this filing. Upon effectiveness hereof, no shares of Common Stock will remain registered under the Registration Statement for issuance under the Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Alpharetta, Georgia, on this 8th day of September, 2009.

TRI-S SECURITY CORPORATION

By:	/s/ Ronald G. Farrell
Ronald G. Farrell
Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ Ronald G. Farrell Ronald G. Farrell	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	September 8, 2009

/s/ Nicolas V. Chater Nicolas V. Chater	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	September 8, 2009

* James M. Logsdon	Director	September 8, 2009

* Lee K. Toole	Director	September 8, 2009

* James A. Verbrugge	Director	September 8, 2009

*By:	/s/ Ronald G. Farrell
Ronald G. Farrell,
Attorney-In-Fact